EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
CHIEF EXECUTIVE OFFICER AND PRESIDENT
JANUARY 17, 2014		(515) 232-6251

AMES NATIONAL CORPORATION
ANNOUNCES 2013 FOURTH QUARTER EARNINGS RESULTS

Fourth Quarter 2013 Results:

For the quarter ended December 31, 2013, net income for Ames National Corporation (the Company) totaled $3,377,000, or $0.36 per share, compared to $3,469,000 or $0.37 per share in 2012.  Net income decreased primarily due to increases in the provision for loan losses, a decrease in gain on sale of loans held for sale and increases in salaries and employee benefits, offset in part by an increase in net interest income and securities gains.

Fourth quarter net interest income totaled $8,656,000, an increase of $493,000, or 6.0%, compared to the same quarter a year ago, due primarily to an increase in the volume of loans.  The Company’s net interest margin of 3.25% for the quarter ended December 31, 2013 was in line with the 3.26% margin for the quarter ended December 31, 2012.

A provision for loan losses of $620,000 was recognized in the fourth quarter of 2013 as compared to a negative provision for loan losses of $129,000 in the fourth quarter of 2012.  The large increase in the provision expense was needed to fund a higher general allowance for loan loss level associated with improved loan volume.  Net loan recoveries were $49,000 for the quarter ended December 31, 2013 compared to net loan charge-offs of $107,000 for the quarter ended December 31, 2012.

Noninterest income for the fourth quarter of 2013 totaled $1,966,000 as compared to $1,745,000 for the same period in 2012.  The improvement in noninterest income is primarily due to higher securities gains, combined with no other-than-temporary impairment charge in 2013, which are offset in part by lower gains on the sale of loans held for sale due to decreased secondary market volume as refinancing activity has slowed.

Noninterest expense for the fourth quarter of 2013 totaled $5,491,000 compared to $5,427,000 recorded in 2012.  The increase of 1.2% in noninterest expense was primarily the result of increased salaries and benefits due to normal salary increases and increased staffing.  The efficiency ratio for the fourth quarter of 2013 was 51.69%, compared to 54.77% in 2012.

Year 2013 Results:

For the year ended December 31, 2013, net income for the Company totaled $13,954,000, or $1.50 per share, compared to $14,182,000 or $1.52 per share in 2012.  Net income was lower primarily due to the provision for loan losses, a decrease in gain on sale of loans held for sale and increases in salaries and employee benefits, offset in part by an increase in net interest income and securities gains.

The Company’s management continues to be pleased with the results of the acquisition of the Garner and Klemme, Iowa offices by Reliance State Bank (the “Acquisition”) on April 27, 2012.  Reliance State Bank’s (RSB’s) net income for the year ended December 31, 2013 was $2,172,000, as compared to $1,833,000 for the year ended December 31, 2012.  The Acquisition contributed to increases in net interest income, noninterest income and noninterest expense.

Net interest income for the year ended December 31, 2013 totaled $33,359,000, an increase of $1,039,000, or 3.2%, compared to the same period a year ago, primarily due to an increase in the average loan balances and the decrease in the interest rates on deposits.  Indicative of an industry wide trend, the Company’s net interest margin declined to 3.18% for the year ended December 31, 2013 from 3.35% for the year ended December 31, 2012.  The decrease in net interest margin can be attributed to lower market yields on interest earning assets which have matured and repriced, offset in part by lower rates on interest bearing liabilities in 2013 as compared to 2012.

A provision for loan losses of $786,000 was recognized for the year ended December 31, 2013 as compared to $22,000 for the year ended December 31, 2012.  Net loan recoveries were $13,000 for the year ended December 31, 2013 as compared to net loan charge-offs of $155,000 for the year ended December 31, 2012.

Noninterest income for the year ended December 31, 2013 totaled $7,718,000 as compared to $7,435,000 for the same period in 2012.  The improvement in noninterest income is primarily due to higher securities gains, combined with no other-than-temporary impairment charge in 2013, which are offset in part by lower gains on the sale of loans held for sale due to decreased secondary market volume as refinancing activity has slowed.

Noninterest expense for the year ended December 31, 2013 totaled $21,679,000 compared to $20,803,000 recorded for the same period in 2012.  The increase in noninterest expense was primarily the result of higher salaries and employee benefits due primarily to the impact of the Acquisition, increased staffing and normal salary increases.    Excluding the impact of the Acquisition, the increase in salaries and employee benefits would have been 2.8%.  The efficiency ratio for the year ended December 31, 2013 was 52.78%, compared to 52.33% in 2012.

Balance Sheet Review:

As of December 31, 2013, total assets were $1,233,084,000, a $15,392,000 increase compared to December 31, 2012.  The increase in assets was due to the growth in deposits and securities sold under agreements to repurchase that were utilized to originate loans.

Securities available-for-sale as of December 31, 2013 declined to $580,039,000, from $588,417,000 as of December 31, 2012.  The decrease in securities available-for-sale is primarily due to the sale and pay downs in U.S. government mortgage-backed securities and a reduction in the net unrealized gain on securities.

Net loans as of December 31, 2013 increased 10.7% to $564,502,000 as compared to $510,126,000 as of December 31, 2012.  The growth was due primarily to increases in the real estate loan portfolio.  The allowance for loan losses on December 31, 2013 totaled $8,572,000, or 1.50% of gross loans, compared to $7,773,000 or 1.50% of gross loans as of December 31, 2012.  The increase in the allowance for loan losses to gross loans can be primarily attributed to the growth in the loan portfolio.  Impaired loans as of December 31, 2013, were $2,244,000, or 0.39% of gross loans, compared to $5,912,000, or 1.1% of gross loans as of December 31, 2012.

Other real estate owned was $8,861,000 as of December 31, 2013, which was $1,050,000 lower than December 31, 2012, primarily due to sales and impairment write downs.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $1,011,803,000 on December 31, 2013, a 0.7% increase from the $1,004,732,000 recorded at December 31, 2012.  While the deposit totals are relatively unchanged, the Company had growth in NOW, money market and savings account balances, offset primarily by reductions in time certificates of deposit.

The Company’s stockholders’ equity represented 11.5% of total assets as of December 31, 2013 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholders’ equity was $142,106,000 as of December 31, 2013, and $144,736,000 as of December 31, 2012.  The decrease in stockholders’ equity was primarily the result of lower fair value on the securities available-for-sale as reflected in the decrease in accumulated other comprehensive income and dividends, offset in part by net income, which are reflected in retained earnings.

Shareholder Information:

Return on average assets was 1.09% for the quarter ended December 31, 2013, compared to 1.17% for the same period in 2012.  Return on average assets was 1.14% for the year ended December 31, 2013, compared to 1.24% for the same period in 2012.  Return on average equity was 9.45% for the quarter ended December 31, 2013, compared to the 9.57% in 2012.  Return on average equity was 9.76% for the year ended December 31, 2013, compared to the 10.08% in 2012.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $22.39 on December 31, 2013.   During the fourth quarter of 2013, the price ranged from $21.09 to $23.05.

On November 13, 2013, the Company declared a quarterly cash dividend on its common stock, payable on February 17, 2014 to stockholders of record as of February 3, 2014, equal to $0.16 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2013 and 2012
(unaudited)

ASSETS	2013	2012

Cash and due from banks	$24,270,031	$34,805,371
Interest bearing deposits in financial institutions	23,628,117	44,639,033
Securities available-for-sale	580,039,080	588,417,037
Loans receivable, net	564,501,547	510,125,880
Loans held for sale	295,618	1,030,180
Bank premises and equipment, net	11,892,329	12,233,464
Accrued income receivable	7,437,673	7,173,703
Other real estate owned	8,861,107	9,910,825
Deferred income taxes	5,027,103	-
Core deposit intangible, net	1,029,564	1,303,264
Goodwill	5,600,749	5,600,749
Other assets	501,242	2,452,593

Total assets	$1,233,084,160	$1,217,692,099

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$179,946,472	$182,033,279
NOW accounts	299,788,852	287,294,015
Savings and money market	289,307,102	279,774,197
Time, $100,000 and over	97,077,717	99,925,619
Other time	145,683,035	155,705,340
Total deposits	1,011,803,178	1,004,732,450

Federal funds purchased and securities sold under agreements to repurchase	39,616,644	27,088,660
Federal Home Loan Bank advances and other long-term borrowings	34,540,526	34,611,035
Dividend payable	1,489,746	1,396,627
Deferred income taxes	-	1,632,560
Accrued expenses and other liabilities	3,527,882	3,495,032
Total liabilities	1,090,977,976	1,072,956,364

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,432,915 shares; outstanding 9,310,913 shares as of December 31, 2013 and 2012	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	102,154,498	94,159,839
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	451,132	11,075,342
Treasury stock, at cost; 122,002 shares at December 31, 2013 and 2012	(2,016,498)	(2,016,498)
Total stockholders' equity	142,106,184	144,735,735

Total liabilities and stockholders' equity	$1,233,084,160	$1,217,692,099

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Interest income:
Loans	$6,559,671	$6,291,450	$25,433,950	$24,761,633
Securities
Taxable	1,564,881	1,398,435	5,744,321	6,058,556
Tax-exempt	1,694,459	1,720,710	6,864,948	6,767,545
Interest bearing deposits and federal funds sold	86,422	112,676	390,594	484,004
Total interest income	9,905,433	9,523,271	38,433,813	38,071,738

Interest expense:
Deposits	942,053	1,052,483	3,861,713	4,472,337
Other borrowed funds	307,084	307,581	1,213,050	1,279,604
Total interest expense	1,249,137	1,360,064	5,074,763	5,751,941
Net interest income	8,656,296	8,163,207	33,359,050	32,319,797
Provision (credit) for loan losses	620,428	(129,092)	786,390	22,277
Net interest income after provision (credit) for loan losses	8,035,868	8,292,299	32,572,660	32,297,520

Noninterest income:
Trust services income	511,524	532,651	1,970,938	2,060,308
Service fees	400,922	417,502	1,580,811	1,578,672
Securities gains, net	364,941	108,457	1,002,920	646,755
Other -than-temporary impairment of investment securities	-	(259,851)	-	(259,851)
Gain on sale of loans held for sale	230,824	506,996	1,200,402	1,589,122
Merchant and card fees	257,444	245,849	1,142,027	1,055,613
Other noninterest income	200,402	193,756	820,680	764,765
Total noninterest income	1,966,057	1,745,360	7,717,778	7,435,384

Noninterest expense:
Salaries and employee benefits	3,395,400	3,172,200	13,131,556	12,465,403
Data processing	633,412	606,485	2,414,564	2,239,003
Occupancy expenses	368,058	392,926	1,471,978	1,462,898
FDIC insurance assessments	154,498	186,324	661,127	664,285
Professional fees	274,464	290,491	1,127,666	1,224,093
Business development	308,419	340,887	957,702	941,090
Other real estate owned expense, net	(1,901)	10,781	651,401	482,904
Core deposit intangible amortization	65,751	73,776	273,700	196,736
Other operating expenses, net	292,983	352,813	989,178	1,126,541
Total noninterest expense	5,491,084	5,426,683	21,678,872	20,802,953

Income before income taxes	4,510,841	4,610,976	18,611,566	18,929,951

Income tax expense	1,133,894	1,142,237	4,657,922	4,747,643
Net income	$3,376,947	$3,468,739	$13,953,644	$14,182,308

Basic and diluted earnings per share	$0.36	$0.37	$1.50	$1.52

Declared dividends per share	$0.16	$0.15	$0.64	$0.60